Filed Pursuant to Rule 424(b)(3)
Registration No. 333-276334

PROSPECTUS SUPPLEMENT NO. 17
(to Prospectus dated June 25, 2024)

Up to 1,997,116 Shares of Common Stock

1,700,884 Shares of Common Stock Underlying the Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated June 25, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form S-11 (File No. 333-276334) with the information contained in our Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on January 30, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

Our common stock is currently listed on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “AIRE.” On January 29, 2025, the closing price of our common stock was $1.65.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are a “controlled company” under the Nasdaq listing rules because Giri Devanur, our chief executive officer and chairman, owns approximately 60.01% of our outstanding common stock. As a controlled company, we are not required to comply with certain of Nasdaq’s corporate governance requirements; however, we will not take advantage of any of these exceptions.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 5 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 30, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 30, 2025

reAlpha Tech Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-41839	86-3425507
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6515 Longshore Loop, Suite 100, Dublin, OH 43017

(Address of principal executive offices and zip code)

(707) 732-5742

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AIRE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 30, 2025, reAlpha Tech Corp. (the “Company”) announced that it has appointed Piyush Phadke as the Company’s Chief Financial Officer (and principal financial and accounting officer), effective as of January 30, 2025. In connection with his appointment, Mr. Phadke will serve as principal financial and accounting officer of the Company, succeeding Rakesh Prasad, who served as the interim Chief Financial Officer during the search for a permanent Chief Financial Officer and Mr. Prasad will continue to serve as the Vice President of Finance of the Company.

Mr. Phadke, age 46, brings over 20 years of leadership and finance experience. Before joining the Company, Mr. Phadke served as Managing Director at BTIG, LLC, a global financial services firm, from January 2021 to September 2023, and as Director from May 2017 to January 2021, where he was part of the debt capital advisory group and executed multiple capital raise transactions across different products including term loans, high-yield bonds and mezzanine financings. Prior to his position at BTIG, LLC, Mr. Phadke served as Senior Vice President of the financial sponsors group at Jefferies LLC, an investment bank, from January 2016 until July 2016, and as Vice President of such group from July 2014 until January 2016, where he lead and structured the underwriting and syndication of leveraged loans and high-yield bonds to support leveraged buyouts. Prior to Jefferies LLC, Mr. Phadke held positions at Bank of America from July 2008 until June 2014, where he executed leveraged buyouts, refinancings, dividend recapitalizations, equity offerings and merger and acquisitions for private equity firms and their portfolio companies. Mr. Phadke received a Master of Business Administration in Corporate Finance and Financial Analysis from The Fuqua School of Business at Duke University, and a B.A. in Economics from Tufts University.

In connection with his appointment, the Company entered into an employment offer letter with Mr. Phadke, which sets forth the terms of Mr. Phadke’s services as Chief Financial Officer and his compensation arrangement, effective as of January 30, 2025 (the “Offer Letter”). Pursuant to the Offer Letter, Mr. Phadke will receive (i) an annual base salary of $250,000 (the “Base Salary”), which will be reviewed annually by the compensation committee of the Board (the “Compensation Committee”) and may be increased by the Compensation Committee at any time for any reason, (ii) an annual cash incentive bonus in an amount equal to 66.7% of his then Base Salary based on the achievement of certain performance targets to be established by the Compensation Committee, which bonus will be payable no later than two and a half months after the fiscal year to which the performance targets relate to, and (iii) certain other benefits such as unlimited vacation, health insurance and others. Mr. Phadke is also eligible to participate in the Company’s 2022 Equity Incentive Plan (as amended from time to time, the “Plan”), and may receive equity awards pursuant to the Plan, which equity awards may be subject to certain performance criteria and metrics that will be established by the Compensation Committee at such time, including financial, operational and other metrics. Mr. Phadke or the Company may terminate the Offer Letter at any time upon written notice to the other party, and it contains customary confidentiality provisions, intellectual property assignment provisions and a non-compete for a period of one year following the termination of his employment. Following his appointment, Mr. Phadke also entered into the Company’s standard form of indemnification agreement, the form of which was filed as Exhibit 10.17 to the Company’s registration statement on Form S-11 (File No. 333-271307) filed with the Securities and Exchange Commission on August 28, 2023.

The foregoing description of the Offer Letter does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Offer Letter, which is filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Form 8-K”) and incorporated herein by reference.

There is no arrangement or understanding between Mr. Phadke and any other person pursuant to which he was selected as Chief Financial Officer (and principal financial and accounting officer). Mr. Phadke has no family relationships with any of our directors or executive officers, and has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01. Regulation FD Disclosure.

On January 30, 2025, the Company issued a press release announcing Mr. Phadke’s appointment. A copy of the press release is being furnished as Exhibit 99.1 to this Form 8-K. The information in this Item 7.01 of this Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1*	Piyush Phadke’s Offer Letter, effective as of January 30, 2025.
10.2	Form of Director and Officer Indemnification Agreement (previously filed as Exhibit 10.17 of Form S-11 filed with the SEC on August 28, 2023).
99.1**	Press Release, dated January 30, 2025.
104*	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Filed herewith.
**	Furnished herewith.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 30, 2025	reAlpha Tech Corp.

	By:	/s/ Giri Devanur
Giri Devanur
Chief Executive Officer

3

Exhibit 10.1

January 30, 2025

Mr. Piyush Phadke

157 Long Hill Dr

Short Hills, NJ 07078

Dear Piyush:

This offer letter will confirm our agreement (the “Agreement”) with respect to your employment as Chief Financial Officer of reAlpha Tech Corp. (the “Company”) based out of the Company’s business office located at 525 Washington Blvd 3rd Floor, Jersey City, NJ 07310. The initial duties you will be expected to perform are outlined in the attached “Schedule A.” Subject to Section 3, this Agreement will become effective when fully executed as reflected by the date shown on the signature page attached hereto (the “Effective Date”).

1. Title and Job Duties.

(a)	Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ you (“Employee”) as Chief Financial Officer of the Company (“CFO”) reporting to the President of the Company (the “Manager”). In his capacity as CFO, the Employee shall have the duties, authorities and responsibilities as set forth in the Company’s bylaws, as amended from time to time, and as may be designated from time to time by the Manager, the Chief Executive Officer or Chief Operating Officer of the Company (collectively, the “Officers”) or the members of the Company’s Board of Directors (collectively, the “Directors”), as applicable. For a detailed outline of your responsibilities, please refer to “Schedule A”.

(b)	Employee accepts such employment and agrees, during the term of his employment, to devote his full business and professional time and energy to the Company. The Employee agrees to carry out and abide by all lawful directions of the Manager, Officers or Directors, as applicable.

(c)	Without limiting the generality of the foregoing, the Employee shall not, without the written approval of the Manager, Officers or Directors, as applicable, render services of a business or commercial nature on Employee’s own behalf or on behalf of any other person, firm, or corporation, whether for compensation or otherwise, during his employment hereunder; provided that the foregoing shall not prevent the Employee from: (i) serving on the boards of directors of non-profit organizations and, with the prior written approval from the Company, other for profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Employee’s passive personal investments, so long as such activities in the aggregate do not materially interfere or conflict with the Employee’s duties hereunder or create a potential business or fiduciary conflict.

2. Base Salary and Additional Compensation.

(a)	Base Salary. The Company shall pay to the Employee an annual base salary of $250,000 (the “Base Salary”), less applicable withholdings and deductions, in accordance with the Company’s normal practices for senior executives. The Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”) will review the Base Salary at least annually and may increase it at any time for any reason. However, the Base Salary may not be decreased at any time (including after any increase) other than as part of an across-the-board base salary reduction that applies in the same manner to all senior executives, and any increase in the Base Salary will not reduce or limit any other obligation to the Employee under this Letter.

(b)	Future Annual Cash Bonus. The Employee will be entitled to earn an annual cash incentive bonus (your “Bonus”) for each calendar year of the Company ending during your employment. Your target Bonus opportunity will be 66.7% of your Base Salary (e.g., $166,750 for 2025), and your actual Bonus will range from 0% to 100% of your target bonus opportunity based on actual performance against performance metrics established by the Compensation Committee and be paid within two and one half months after the end of the calendar year to which it relates. The Compensation Committee, in its sole discretion, will establish the specific performance targets for each calendar year. Your Bonus will be subject to the terms of the Company’s plan under which it is awarded (including applicable performance metrics and any deferral requirements) and the Company’s Clawback Policy currently in effect (or any successor or replacement plan adopted by the Board). You expressly agree to comply with any such policy in all regards.

(c)	Equity Awards. Subject to approval by the Compensation Committee, the Employee is also eligible to participate in the Company’s 2022 Equity Incentive Plan (or any successor or replacement plan adopted by the Board and approved by the stockholders of the Company) (as amended from time to time, the “2022 Plan”)

The number and type of equity awards granted to the Employee shall be pursuant to the terms of grant-specific agreements (the “Equity Agreements”) that are approved by the Compensation Committee from time to time, in accordance with the 2022 Plan. These Equity Agreements will provide for vesting schedules, performance metrics, and other material terms of each equity award as determined by the Compensation Committee. The Board, Compensation Committee and the Company reserve the right, at their discretion, to change the terms of future Equity Agreements and the equity granted thereunder, subject to the 2022 Plan. The granting of equity awards is discretionary and may be substituted, at the discretion of the Compensation Committee, by other equity instruments in accordance with any incentive compensation plans adopted by the Board from time to time. The actual equity awards payable to Employee for a fiscal year shall be determined in the sole and absolute discretion of the Compensation Committee, which, to the extent earned, shall be paid no later than two and a half months after the end of the fiscal year to which the applicable equity award relates to.

3. Background Check. The Company may conduct a background or reference check (or both). If so, then the Employee agrees to cooperate fully in those procedures, and the Effective Date is subject to the Company’s approving the outcome of those checks, in the sole discretion of the Company.

4. Expenses. In accordance with Company policy, the Company shall reimburse the Employee for all reasonable business expenses properly and reasonably incurred and paid by the Employee in the performance of his duties under this Agreement upon the Employee’s presentment of detailed receipts in the form required by the Company’s policy.

5. Benefits.

(a)	Vacation. Our unlimited vacation policy allows employees to take as much leave as they need. Employees need time to rest and enjoy themselves outside work. Putting a cap on this important time doesn’t help our effort to achieve high levels of employee satisfaction and productivity. This policy is based on mutual trust between employer and employee. It gives employees opportunities to work or take time off as they see fit if they keep fulfilling their duties.

(b)	Health Insurance and Other Plans. The Employee shall be eligible to participate in the Company’s medical and other employee benefit programs that are provided by the Company for its employees generally, at levels commensurate with the Employee’s position, in accordance with the provisions of any such plans, as the same may be in effect from time to time.

6. Term and Termination. The terms set forth in this Agreement will commence on the Effective Date and shall remain in effect until termination by either party. Either party may terminate the Employee’s employment on an at-will basis at any time and for any reason or no reason, upon written notice to the other party. Company and Employee shall agree on a mutually acceptable start date, which shall be as promptly as practically possible following the Effective Date of this Agreement.

7. Confidentiality Agreement.

(a)	Employee understands that during his employment with the Company, he/she may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company, Tech Corp, each of their affiliates, or its and their customers, vendors or other third parties, including, without limitation, any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including, without limitation, information Employee and others have collected, obtained or created, information pertaining to customers, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company by others under agreements to hold such information confidential (collectively, the “Confidential Information”). Employee agrees to observe all Company policies and procedures concerning such Confidential Information. Employee further agrees not to disclose or use, either during his employment or at any time thereafter, any Confidential Information for any purpose, including, without limitation, any competitive purpose, unless authorized to do so by the Company in writing, except that he/she may disclose and use such information in the good faith performance of his duties for the Company. Employee’s obligations under this Agreement will continue with respect to Confidential Information, whether or not his employment is terminated, until such information becomes generally available from public sources through no fault of the Employee or any representative of the Employee. Notwithstanding the foregoing, however, Employee shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that he/she first notifies the Company of such subpoena, order or other requirement and such that the Company has the opportunity to obtain a protective order or other appropriate remedy.

(b)	During Employee’s employment with the Company, upon the Company’s request, or upon the termination of his employment for any reason, Employee will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, smartphones, hardware, software, drawings, blueprints, and any other material belonging to the Company or any of its customers, including all materials pertaining to Confidential Information developed by Employee or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in his possession, custody or control. Notwithstanding anything in this Section 6 to the contrary, Employee shall not be required to return to the Company apparatuses, computers, smartphones, or other devices that are owned by Employee and not by the Company, but Employee may be required to deliver such devices to the Company or its designee for a period during which the Company shall delete from such devices Confidential Information of the Company or their affiliates, if any.

8. Assignment of Intellectual Property.

(a)	The Employee will promptly disclose to the Company any idea, invention, discovery, or improvement, whether patentable or not (“Creations”), conceived or made by him alone or with others at any time during his employment with the Company or its affiliates. Employee agrees that the Company owns any such Creations, conceived, or made by Employee alone or with others at any time during his employment, and Employee hereby assigns and agrees to assign to the Company all moral or other rights he/she has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. Employee hereby waives and relinquishes all moral rights he/she has or may acquire in the Creations and agrees to execute any and all other waivers and instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of his employment with respect to Creations and derivatives of such Creations conceived or made during his employment with the Company. The Company and Employee understand that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on his own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information unless such Creation (i) relates in any way to the business or to the current or anticipated research or development of the Company, or (ii) results in any way from his work at the Company.

(b)	In any jurisdiction in which moral rights cannot be assigned, Employee hereby waives any such moral rights and any similar or analogous rights under the applicable laws of any state or country of the world that Employee may have in connection with the Creations, and to the extent such waiver is unenforceable, hereby covenants and agrees not to bring any claim, suit or other legal proceeding against the Company or any of its affiliates claiming that Employee’s moral rights have been violated.

(c)	Employee agrees to cooperate fully with the Company both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks, and other intellectual property rights (both in the United States and foreign countries) relating to such Creations. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Creations. Employee further agrees that if the Company is unable, after reasonable effort, to secure Employee’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact and the Employee hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph.

9. Non-Competition Agreement.

(a)	The Employee will not, for a period of one (1) year following the termination of his employment for any reason (the “Restricted Period”), directly or indirectly, for himself or on behalf of or in conjunction with any other person or entity, engage in, invest in or otherwise participate in (whether as an owner, employee, officer, director, manager, consultant, independent contractor, agent, partner, advisor, or in any other capacity) any business of a prop-tech business competitor (such business, the “Restricted Business”). Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the acquisition as a passive investment of not more than five percent (5%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over-the-counter and shall not be deemed to prohibit the acquisition of any shares of capital stock of Company.

(b)	During the Restricted Period, the Employee will not directly or indirectly, for himself or on behalf of or in conjunction with any other person or entity, (i) solicit or hire (or assist or encourage any other person or entity to solicit or hire), or otherwise interfere in any manner with any employee, advertiser or strategic partner of the Company (each, a “Restricted Entity”), other than by general public advertisement or other such general solicitation not specifically targeted at any such person, (ii) induce or request any customer of any Restricted Entity to reduce, cancel or terminate its business with such Restricted Entity or otherwise interfere in any manner in any Restricted Entity’s business relationship with any of its customers, or (iii) solicit or accept business from any customer of any Restricted Entity in connection with a Restricted Business.

(c)	The Employee agrees that the foregoing covenants are reasonable with respect to their duration, geographic area, and scope. If a judicial determination is made that any provision of this Section 8 constitutes an unreasonable or otherwise unenforceable restriction against the Employee, then the provisions of this Section 8 shall be rendered void with respect to the Employee only to the extent such judicial determination finds such provisions to be unenforceable. In that regard, any judicial authority construing this Section 8 shall be empowered to sever any prohibited business activity, time period or geographical area from the coverage of any such agreements and to apply the remaining provisions of this Section 8 to the remaining business activities, time periods and/or geographical areas not so severed. Moreover, in the event that any provision, or the application thereof, of this Section 8 is determined not to be specifically enforceable, the Company may be entitled to recover monetary damages as a result of the breach of such agreement.

10. Representation and Warranty. The Employee represents and warrants to the Company that the Employee is not subject to any agreement restricting his ability to enter into this Agreement and fully carry out his duties and responsibilities hereunder. The Employee hereby indemnifies and holds the Company harmless against any losses, claims, expenses (including reasonable attorneys’ fees), damages or liabilities incurred by the Company as a result of a breach of the foregoing representation and warranty.

11. Notice. All notices, requests, demands, and other communications required or permitted to be given or made by either party hereto shall be in writing and shall be deemed to have been duly given or made (a) when delivered personally, (b) when deposited and sent via overnight courier or (c) when sent via electronic mail, to the party for which intended at the following addresses (or at such other addresses as shall be specified by the parties by like notice, except that notices of change of address shall be effective only upon receipt):

If to the Employee, to:

the address shown on the records of the Company.

Email: ____________________________________

If to the Company, to:

c/o reAlpha Tech Corp.

6515 Longshore Loop #100

Dublin, OH 43017

Email:

Either party’s notice address may be changed at any time immediately upon delivery of written notice to the other party, which may be by U.S. mail, courier, or electronic mail.

12. Severability. If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

13. Governing Law and Consent to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio, without regard to the conflict of law provisions thereof. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any state or federal court in Ohio over any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect of such action or proceeding shall be heard and determined in such Ohio state or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent legally possible, the defense of an inconvenient forum to the maintenance of such action or proceeding.

14. Waiver. The waiver by any of the parties hereto of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach. The failure of a party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any waiver must be in writing.

15. Injunctive Relief. Without limiting the remedies available to the Company, Employee acknowledges that a breach of any of the covenants contained in Sections 6, 7 or 8 would result in material irreparable injury to the goodwill of the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled, without the requirement to post bond or other security, to obtain a temporary restraining order or preliminary or permanent injunction restraining Employee from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants in Section 6, 7 or 8 of this Agreement, in addition to all other remedies available at law or in equity.

16. Assignment. This Agreement is a personal contract, and the Employee may not sell, transfer, assign, pledge or hypothecate his rights, interests, and obligations hereunder. Except as otherwise expressly provided, this Agreement shall be binding upon and shall inure to the benefit of the Employee and his personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns

17. Entire Agreement. This Agreement (together with any Schedules attached hereto) embodies all of the representations, warranties, and agreements between the parties hereto relating to the Employee’s employment with the Company. No other representations, warranties, covenants, understandings, or agreements exist between the parties hereto relating to the Employee’s employment. This Agreement shall supersede all prior agreements, written or oral, relating to the Employee’s employment. This Agreement may not be amended or modified except by a writing signed by each of the parties hereto.

[Signature page follows.]

Company:

/s/ Mike Logozzo
By: Mike Logozzo
Authorized Signatory

Agreed to and Accepted by Employee:

/s/ Piyush Phadke
By: Piyush Phadke

Effective Date: January 30, 2025

Schedule A

Corporate Finance

●	Advise teams on optimal capital structure and coordinate execution strategies with capital markets professionals

●	Qualify new banking opportunities collaboratively with capital markets, credit underwriting, and relationship teams

●	Provide corporate finance analysis, valuation, syndication support for large debt financings and capital structure reviews

●	Establish presentation timelines, coordinate resources, and develop pitch concepts for capital raising activities

●	Design optimal capital structure execution strategies in partnership with capital markets and syndication teams

●	Architect pitch presentations and oversee creation by junior staff, ensuring risk identification and mitigation

Financial Reporting & Compliance

●	Ensure accurate and timely preparation of public disclosures and financial statements compliant with SEC disclosure requirements

●	Maintain strong internal controls over financial reporting and disclosure processes

●	Liaise with external auditors to facilitate independent audits and ensure regulatory compliance; coordinate findings with the company’s audit committee

●	Oversee compliance programs, policies, training, and monitoring to foster an ethical culture of compliance

●	Advise the board and executive team on finance and compliance risks, strategies, and evolving regulations

●	Other duties as assigned

Exhibit 99.1

reAlpha Tech Corp. Appoints Piyush Phadke as CFO

DUBLIN, Ohio, January 30, 2025 – reAlpha Tech Corp. (Nasdaq: AIRE) (“reAlpha” or the “Company”), a real estate technology company developing and commercializing artificial intelligence (“AI”) technologies, is pleased to announce the appointment of Piyush Phadke as Chief Financial Officer, effective January 30, 2025. Mr. Phadke will succeed Rakesh Prasad, the Company’s Interim Chief Financial Officer, and he will oversee the Company’s financial and accounting operations, reporting directly to the Company’s President and Chief Operating Officer, Mike Logozzo.

With over 20 years of experience in finance, capital raising and strategic leadership, Mr. Phadke brings a wealth of expertise to reAlpha. Prior to joining reAlpha, he served as a Managing Director at BTIG, LLC, where he specialized in providing investment banking services for lower middle-market companies. Mr. Phadke also held senior investment banking positions at Jefferies LLC and Bank of America, where he focused on capital markets transactions for private equity clients.

“We’re excited to welcome Piyush to the team,” said Mike Logozzo, President and Chief Operating Officer of reAlpha. “His extensive background in investment banking and capital markets will be invaluable as we continue to execute on our growth strategy. We believe Piyush’s leadership will strengthen our financial infrastructure and support our mission to be a global leader in the real estate tech space.”

“I am thrilled to join reAlpha at this pivotal moment,” said Mr. Phadke. “reAlpha’s commitment to leverage AI technologies for the real estate industry is inspiring, and I expect to utilize my background in capital raising and investment banking to help reAlpha accelerate its financial and operational objectives.”

As a first order of business, Mr. Phadke will focus on optimizing reAlpha’s capital structure and strengthening its balance sheet.

For more information about Mr. Phadke’s appointment and related compensation arrangement, please refer to the Current Report on Form 8-K to be filed with the Securities and Exchange Commission (“SEC”).

About reAlpha Tech Corp.

reAlpha Tech Corp. (Nasdaq: AIRE) is a real estate technology company developing an end-to-end commission-free homebuying platform. Utilizing the power of AI and an acquisition-led growth strategy, reAlpha’s goal is to offer a more affordable, streamlined experience for those on the journey to homeownership. For more information, visit www.realpha.com.

Forward-Looking Statements

The information in this press release includes “forward-looking statements”. Forward-looking statements include, among other things, statements about the appointment of Mr. Phadke as Chief Financial Officer and the anticipated benefits thereof. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “could”, “might”, “plan”, “possible”, “project”, “strive”, “budget”, “forecast”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: reAlpha’s limited operating history and that reAlpha has not yet fully developed its AI-based technologies; reAlpha’s ability to commercialize its developing AI-based technologies; whether reAlpha’s technology and products will be accepted and adopted by its customers and intended users; reAlpha’s ability to integrate the business of its acquired companies into its existing business and the anticipated demand for such acquired companies’ services; reAlpha’s ability to successfully enter new geographic markets; reAlpha’s ability to obtain the necessary regulatory and legal approvals to expand into additional U.S. states and maintain, or obtain, brokerage licenses in such states; reAlpha’s ability to generate additional sales or revenue from having access to, or obtaining, additional U.S. states brokerage licenses; reAlpha’s inability to accurately forecast demand for short-term rentals, corporate relocation programs and AI-based real estate focused products; the inability to execute business objectives and growth strategies successfully or sustain reAlpha’s growth; the inability of reAlpha’s customers to pay for reAlpha’s services; changes in applicable laws or regulations, and the impact of the regulatory environment and complexities with compliance related to such environment; and other risks and uncertainties indicated in reAlpha’s SEC filings. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements. Although reAlpha believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. reAlpha’s future results, level of activity, performance or achievements may differ materially from those contemplated, expressed or implied by the forward-looking statements, and there is no representation that the actual results achieved will be the same, in whole or in part, as those set out in the forward-looking statements. For more information about the factors that could cause such differences, please refer to reAlpha’s filings with the SEC. Readers are cautioned not to put undue reliance on forward-looking statements, and reAlpha does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations Contact

investorrelations@realpha.com

Media Contact

irlabs on behalf of reAlpha

Fatema Bhabrawala

fatema@allianceadvisors.com